Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

February 2, 2021

Genius Brands International, Inc.

190 N. Canon Drive, 4th Fl.

Beverly Hills, CA 90210

Ladies and Gentlemen:

We have acted as counsel for Genius Brands International, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2021 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of 39,740,500 shares of common stock, par value $0.001 per share (the “Common Stock”) that are issuable upon exercise of those outstanding common stock purchase warrants (the “Warrants”) issued by the Company pursuant to those certain Warrant Exercise Inducement Offer Letters entered into by the Company on January 28, 2021 with certain holders of the Company’s previously issued common stock warrants (the “Inducement Letters”). The Common Stock may be offered and sold by the selling stockholders named in the Registration Statement. The shares of Common Stock issued and issuable upon exercise of the Warrants are referred to herein as the “Shares.”

As counsel to the Company, we have examined the Registration Statement, the Inducement Letters, the Warrants and such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that (i) the Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of the Warrants, as applicable, in accordance with the terms thereof, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the Nevada Revised Statutes of the State of Nevada and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.